Exhibit 10.6


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                         CLAIMS ADMINISTRATION AGREEMENT

                                  by and among

        INSPIRE CLAIMS MANAGEMENT, INC., debtor and debtor-in-possession,

       INSPIRE INSURANCE SOLUTIONS, INC., debtor and debtor-in-possession,

                                       And

                        ARROWHEAD CLAIMS MANAGEMENT, INC.

                            Dated as of May 14, 2002

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                         CLAIMS ADMINISTRATION AGREEMENT

         THIS CLAIMS ADMINISTRATION AGREEMENT, dated as of May 14, 2002 (the "Signing Date"), is by and among INSpire Claims Management, Inc., a Delaware corporation and debtor and debtor-in-possession ("INSpire Claims"), INSpire
Insurance Solutions, Inc., a Texas corporation and debtor and debtor-in-possession ("INSpire Insurance"), and Arrowhead Claims Management, Inc. a California corporation ("Customer"). INSpire Claims, INSpire Insurance and Customer are sometimes collectively referred to as the "Parties," and individually referred to as a "Party." This Claims Administration Agreement, together with the Schedules referenced herein and attached hereto, are collectively referred to as this "Agreement."

                                    RECITALS

         A. INSpire Claims provides certain claims administration services to Customer pursuant to a Claims Administration Services Agreement, dated as of December 1, 1998, by and between INSpire Claims and Arrowhead General Insurance Agency, Inc., a Minnesota corporation ("AGIA"), which was subsequently assigned to Customer (the "Claims Administration Agreement").

         B. INSpire Claims, INSpire Insurance and Customer subsequently entered into a Claims Management System and Support Services Agreement and First Amendment to Claims Administration Agreement, dated as of January 11, 2002 (the "Claims Management Agreement"), by which, among other things, the personal automobile claims servicing business was removed from the terms and conditions of the Claims Administration Agreement and INSpire Insurance agreed to provide certain services to Customer.

         C. INSpire Insurance, INSpire Claims and Customer now desire to terminate the Claims Administration Agreement and the Claims Management Agreement and to concurrently enter into various new agreements, including this Agreement, which will collectively establish a new business relationship between the Parties.

         D.  On  February  15,  2002,   INSpire  Claims  and  INSpire  Insurance
voluntarily filed petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court"), which are jointly being administered under Case No. 02-41228-DML (the "Bankruptcy Case").

         E. INSpire Insurance, INSpire Claims and Customer further desire that this Agreement, as well as the other agreements referenced in it, shall only be effective and binding on them if (1) all of such agreements are approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer, and (2) INSpire's rejection of the Claims Administration Agreement and the Claims Management Agreement is approved by a final order of the Bankruptcy Court acceptable in form and substance to Customer.

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                             STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties set forth in this Agreement and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                               SERVICES;TERM; FEES

         Section 1.1 Services. Effective on the later of the Signing Date or the date when this Agreement is approved by final order of the Bankruptcy Court as provided for herein (the "Effective Date") and during the Term (as defined below), INSpire Claims will provide the services set forth on Schedule 1.1 (the "Services"), to Customer upon the terms and conditions set forth in this Agreement. In addition to the Services, INSpire Claims will provide to Customer such other claims administration services as Customer may reasonably request in writing from time to time during the Term and with respect to which the Parties will have agreed regarding the scope, nature and pricing of such services and the time period during which such services will be provided (the "Additional Services"). During the Term of this Agreement, Customer may assume certain of the Services from INSpire Claims upon terms and conditions which are mutually-agreeable to the Parties and, with respect to such transferred services, the Parties have agreed that INSpire Claims' costs associated with such services (the "Transferred Services") shall be borne by Customer and then offset against the Services Fee as set forth in Section 1.3(a). Such transfer shall be executed only through a signed addendum to this Agreement.

         Section 1.2 Term. The term during which INSpire Claims will provide the Services to Customer will commence on the Effective Date and will expire on December 31, 2008 (the "Expiration Date") unless extended or terminated pursuant to the terms of this Agreement (the "Term"). The Expiration Date will be extended automatically for a period of one year unless either Party gives written notice of non-extension to the other Party at least six months prior to the then current Expiration Date.

         Section 1.3   Services Fee, Quarterly Minimums and Related Expenses.

                  (a) Services Fee. During the Term, Customer will pay to INSpire Claims for the performance of the Services a fee which will be payable monthly and calculated by multiplying (i) the amount of Earned Premium recognized by Customer that is subject to the Services in the immediately preceding month, by (ii) 7.15% (the "Services Fee"). For the purposes of this Agreement, "Earned Premium" will mean the aggregate amount of personal property premiums, for the products and carriers in the authorized states included in
Schedule 1.1, recognized as earned by Customer during a particular time period. The Services Fee will be due and payable in arrears on the last day of the month following the close of the calendar month in which the Services were performed.

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                  (b) Quarterly  Minimums.  During each calendar  quarter of the
Term, the Services Fee payable each month will not be less than an amount equal to Eighty Percent (80%) of the average monthly Services Fee paid in the immediately prior calendar quarter (the "Quarterly Minimum").

                  (c) Unanticipated and Increased Service Level Changes. Each Party agrees to negotiate in good faith for an adjustment to the Services Fee in the event of any statutory, regulatory or judicial changes that require additional activities not then provided for pursuant to this Agreement.

                  (d) Taxes. Customer will pay all tariffs and taxes, however designated or levied, now existing or imposed in the future that are applicable to the Services or the Services Fee. Such tariffs and taxes include state and local privilege and excise taxes, sales, use and personal property taxes and any other tariff or tax based on Services performed, equipment used, and the communication or storage of data. Notwithstanding the foregoing, Customer will not be responsible for, and INSpire will pay (i) any franchise or income taxes based upon the income of INSpire Claims, (ii) any personal property or similar taxes based upon the personal or real property owned or leased by INSpire Claims and used in the performance of the Services, and (iii) Texas state sales taxes payable as a result of the Services Fee due to INSpire Claims under this Agreement; provided, however, that (1) the maximum annual Texas state sales tax base (the amount on which Texas state sales taxes are calculated) payable by INSpire on the Services Fee will not exceed the product of $5,000,000 of Earned Income multiplied by the then effective Services Fee, and (2) Customer will pay the excess of such maximum amount.

                  (e) Loss Adjustment Expenses. Unless expressly provided for in this Agreement, INSpire Claims will be entitled to no other compensation. To this end, INSpire Claims will pay with its own funds, and not with the funds of Customer or insurers or reinsurers represented by Customer, all allocated and unallocated loss adjustment expenses necessary to perform Services, including its overhead, personnel and administrative expenses, the costs of records retrieval, medical reviews, investigators, appraisers, experts and all other vendors and subcontractors. Unless expressly provided for in this Agreement, Customer and the insurers and reinsurers represented by Customer will have no obligation to reimburse INSpire Claims for any internal or external expenses or loss adjustment expenses incurred by INSpire Claims in the performance of Services, except in the event of extraordinary loss adjustment expenses incurred as the direct result of a catastrophic event, in which instance INSpire will be entitled to be reimbursed for those extraordinary loss adjustment expenses on the condition that the expenses are deemed reasonable and appropriate by the insurer and are reimbursable to INSpire by the insurer. Under no circumstances will Customer have any obligation to pay any amount to INSpire in addition to the Services Fee set forth in Section 1.3(a).

                  (f) Service Level Penalty Payment. During the Term, INSpire Claims will pay to Customer the penalty payments set forth in Schedule 1.3(f) attached to this Agreement for the failure of INSpire Claims to achieve the Service Levels (as defined below) during the specified time period (the "Service Level Penalties"). Service Level Penalties shall not in the aggregate exceed 15%

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of the  Services  Fee  payable  in any  month.  Payment  of such  Service  Level
Penalties shall not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement. INSpire Claims will pay the Service Level Penalties to Customer within thirty days of the close of the time period during which the penalty payments were calculated or, alternatively, Customer may, upon thirty (30) days notice to INSpire Claims, offset the Service Level Penalties owed by INSpire Claims against the Services Fee payable by Customer to INSpire Claims. In the event that INSpire Claims believes that Service Level Penalties have been improperly offset by Customer, INSpire Claims shall have full recourse to all remedies provided for in Article VII of this Agreement.

                  (g) Penalty Identification. Penalties will be identified via system reports, where available, or via audit by Customer. Audits shall be conducted quarterly or monthly, at Customer's option, upon ten (10) days written notice to INSpire Claims and will consist of a review of a sample size of transactions constituting at least 10% of the universe of applicable transactions for the specified audit period. Audit results will be considered by Customer and INSpire Claims to be applicable to 100% of the universe of applicable transactions for that specified audit period for the purposes of calculating Penalties only if Service Levels are not met in more than 95% of the files audited.

                  (h) Acts Beyond Control. If an event described in Section 8.14 of this Agreement [Force Majeure clause] impacts INSpire Claims' ability to meet a Service Level, then INSpire Claims will not be penalized for failing to meet that Service Level to the extent that such event has affected INSpire Claims' ability to meet its obligations.

                  (i) Interest on Past Due Payments. Any sum due INSpire Claims pursuant to this Agreement that is not paid on the date on which payment is due shall bear interest from that date until the date such sum is paid at the lesser of 1.5 percent per month or the maximum rate of interest allowed by applicable law. Customer will also pay INSpire Claims for any reasonable expenses, including attorney's fees, incurred by INSpire Claims in the collection of any amounts due and payable under this Agreement.

                  (j) Electronic Funds Transfer. INSpire Claims will provide Customer bank routing information. All payments are to be via Electronic Funds Transfer (EFT), unless otherwise agreed to in writing by the parties, to the account specified in writing by INSpire Claims.

                  (k) Payment of Undisputed Amounts. In the event that there is an amount in dispute, Customer is still obligated to pay all undisputed amounts on all invoices.

         Section 1.4 Policy Processing and Administration Agreement; Sublease of Premises; Software License Agreement; Professional Services Agreement; Asset Purchase Agreement; Comprehensive Preferred Escrow Agreement; and Policy Processing and Administration Agreement.

                  (a) Sublease of Premises. Concurrent with the execution of this Agreement, and as a condition to it, AGIA and INSpire Insurance will enter into a separate Sublease by which INSpire Insurance shall sublease office premises located at 6055 Lusk Boulevard, San Diego, California, to AGIA.

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                  (b) Software License Agreement.  Concurrent with the execution of this Agreement, and as a condition to it, AGIA and INSpire Insurance will enter into separate Software License Agreement by which INSpire Insurance will license certain software systems to AGIA.

                   (c) Professional Services Agreement. Concurrent with the execution of this Agreement, and as a condition to it, AGIA, Customer, and INSpire Insurance will enter into separate Professional Services Agreement by which INSpire Insurance will provide certain professional services to AGIA.

                  (d) Asset Purchase Agreement. Concurrent with the execution of this Agreement, and as a condition to it, AGIA and INSpire Insurance will enter into a separate Asset Purchase Agreement by which INSpire Insurance will sell certain assets to AGIA and AGIA will purchase such assets from INSpire Insurance.

                  (e) Comprehensive Preferred Escrow Agreement. Concurrent with the execution of this Agreement, and as a condition to it, AGIA, Customer and INSpire Insurance will enter into separate Comprehensive Preferred Escrow Agreement by which INSpire Insurance will maintain in escrow a copy of the object code and source code for the latest version of INSpire Insurance's software incorporated in the System in use by Customer.

                  (f) Policy Processing and Administration Agreement. Concurrent with the execution of this Agreement, and as a condition to it, AGIA and INSpire Insurance will enter into a separate Policy Processing and Administration Agreement by which INSpire Insurance will provide certain policy processing and administration services to AGIA.

                                   ARTICLE II
                             PERFORMANCE OF SERVICES

         Section 2.1 Service Levels. Each Party agrees to the service levels set forth on Schedule 2.1, which service levels will be reviewed annually and revised as mutually agreed upon by the Parties (the "Service Levels"). INSpire Claims will provide Services under this Agreement in accordance with the Service Levels.

         Section 2.2 Evaluation and Review Process. Within 30 days after the end of each calendar month during the Term, INSpire Claims will provide Customer with a monthly service report that shows the performance of INSpire Claims as measured against the Service Levels.

         Section 2.3       Audit: Access to Records, Systems and Facilities.

                 (a) Annual Audit. Within 90 days after the completion of each calendar year during the Term, INSpire Claims and Customer will cause a mutually

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agreed-upon,  nationally-recognized accounting firm or other professional entity
(i) to test the procedures and controls used by INSpire Claims in the performance of the Services, and (ii) to opine as to whether such procedures and controls are sufficient to meet the Service Levels. INSpire Claims and Customer agree to split the costs and expenses of the third party auditor equally between the Parties.

                  (b) Access to Records and Facilities. INSpire Claims will provide Customer and its reinsurers, carriers, prospective carriers and the entity performing the annual audit described above reasonable access to its facilities and all books, records and accounts necessary to verify compliance with this Agreement. Such access will be made available upon prior written notice during normal business hours for the Term of this Agreement and during the periods in which INSpire Claims is required to maintain such records.
INSpire Claims will provide the appropriate state insurance department reasonable access to its facilities and all necessary books, records and accounts in a form usable by such department. Customer remains responsible for ensuring that all persons given access comply with the confidentiality provisions of Article III.

                  (c) Access to Systems. INSpire Claims will provide Customer reasonable access to the computer systems used by INSpire Claims to perform the Services. Such access will be made available upon prior written notice during normal business hours during the Term. Customer will be responsible for the payment or reimbursement of any fees or expenses associated with compliance by INSpire Claims with this subsection.

         Section 2.4       Ownership of Property

                  (a) Customer's Property. Customer will own all right, title and interest in and to the content of the policy, claim, accounting and agent files and computer images and storage discs created or developed in connection with or as a result of the performance of the Services.

                  (b) INSpire Claims' Property. Subject to the foregoing, INSpire Claims will own all right, title and interest in and to any and all tools, techniques, processes, procedures, inventions, software, patents, know how, trade secrets and other copyrights that it already has or that are first discovered, created or developed by INSpire Claims in connection with, as a result of or incident to the performance of the Services.

         Section 2.5 Customer's Performance Obligations and Acknowledgements. The performance of the Services by INSpire Claims requires the support and cooperation of Customer. As such, Customer agrees and acknowledges as follows:

                  (a) Provide Information and Material. Customer will provide, in a timely manner and in a format reasonably acceptable to INSpire Claims, the data and materials necessary for INSpire Claims to perform the Services, including policy jackets, Customer's banking institution account information, corporate and subsidiary logos (if applicable), style and specifications of printed documents such as insurance policies.

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                  (b)  Acknowledgment of Responsibility.  Customer  acknowledges that INSpire Claims assumes no risk or responsibility for Customer's policy processing and administration functions under this Agreement.

                  (c) Access to Third Party Software. Customer will provide INSpire Claims access to all software necessary for INSpire Claims to perform the Services.

         Section 2.6 Maintenance of Documents and Files. During the Term, INSpire Claims will maintain (a) records of amounts billed and payments made on behalf of Customer, and (b) copies of all claims, policies, notifications, loss reports, inspections, independent adjuster reviews, claims documentation, records and correspondence relating to all Customers claims and policies. INSpire Claims will not destroy these records and documents without the written permission of Customer for a period of five years from the loss or termination date of the applicable policy, or the period specified by the applicable state or federal statute regulating preservation of records, whichever is longer. INSpire Claims may, at its discretion, use magnetic, optical, and other types of technology to store such data. INSpire Claims agrees to provide to Customer reasonable supporting documentation regarding any disputed invoice or claim amount within 15 days after Customer provides written notification of the dispute to INSpire Claims.

         Section 2.7 Ultimate Discretion. INSpire Claims acknowledges and agrees that Customer, being at risk and having ultimate responsibility for the claims to be administered by INSpire Claims, will at all times have ultimate discretion with respect to all matters pertaining to claims arising under its policies.

         Section 2.8 Mail Received. On and after the Effective Date, INSpire Claims may receive and open all mail addressed to Customer and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Services. INSpire Claims agrees to deliver or to cause to be delivered to Customer all mail received by INSpire Claims which is addressed to Customer and does not relate to the Services.

         Section 2.9 Insurance. During the Term, INSpire Claims will maintain errors and omissions insurance under a current and paid up policy, effective as of the Effective Date, issued by an insurer reasonably acceptable to Customer, which insurance will have a policy limit of no less than $5,000,000 and a deductible no greater than $250,000. If INSpire Claims fails to maintain coverage or incurs a lapse in coverage, Customer may purchase tail coverage (at INSpire Claims' expense) in the amount set forth herein. INSpire Claims will provide a copy of said insurance policy to Customer and annually provide to Customer a certificate of insurance issued by INSpire Claims' insurer. Customer will be named as an additional insured under INSpire Claims' errors and omissions insurance policy.


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                                   ARTICLE III
                                 CONFIDENTIALITY

         Section 3.1 Definitions. For purposes of this Article the following definitions will apply:

                  (a) "Arrowhead Group" means Arrowhead Management Company, AGIA, and Customer and their respective affiliates, parent entities, subsidiaries, agents, directors, officers, employees, accountants, attorneys and advisors.

                  (b) "INSpire Group" means INSpire Claims and INSpire Insurance
and  their  respective  affiliates,  parent  entities,   subsidiaries,   agents,
directors, officers, employees, accountants, attorneys and advisors.

                  (c) "Confidential Information" means any information, oral or written, whether prepared by the Disclosing Party, its Representatives or otherwise, which is furnished to the Receiving Party or on behalf of the Disclosing Party after the date of this Agreement relating to the Services. Such information includes, but is not limited to, financial information, trade secrets, processes, inventory, formulas, prices, markets, employee lists, salaries, reports, computer files, maps, drawings, specifications, title reports, customer information and lists, vendor sources, development and marketing, plans, statistical data, forecasts, marketing strategies, or other commercial, technical, strategic or human resources information. The term "Confidential Information" does not include: (i) information which is or becomes generally available to the public other than as a result of any unauthorized disclosure or any wrongful acts of the Receiving Party; (ii) information which is independently developed by the Receiving Party without the use of Confidential Information from the Disclosing Party; (iii) information which is rightfully received from a third party whose disclosure would not violate any confidentiality obligation or breach of any agreement; or (iv) information which is approved for release by the Disclosing Party in writing signed by the Disclosing Party specifying the information to be released.

                  (d) "Disclosing Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information provided by such party to the other party.

                  (e) "Receiving Party" means Arrowhead Group or INSpire Group, as the case may be, with respect to any Confidential Information received by such party from the other party.

                  (f) "Representative" means any employee, agent, attorney, accountant, financial advisor or other person acting on behalf of a party in connection with this Agreement.

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         Section 3.2  Nondisclosure.  The Parties hereby agree as follows:

                  (a) Use of Information. All Confidential Information will be used solely for the purpose of performing the Services. In no event will Confidential Information be used by any party or person receiving Confidential Information for business or competitive purposes.

                  (b) Confidentiality. All Confidential Information will be kept strictly confidential by the Receiving Party and the Receiving Party will restrict disclosure of Confidential Information to only those employees, agents and advisors of the Receiving Party who have a need to know such information for the purpose of performing the Services.

                  (c) Disclosure to Representatives. Representatives of the Receiving Party shall be informed by the Receiving Party of the confidential nature of such information and the covenant of confidentiality by the Receiving Party hereunder, and they shall be directed by the Receiving Party to treat such information confidentially. Before any disclosure o dissemination of any Confidential Information subject to this Agreement is made to any person, other than an officer or director of the Receiving Party or its counsel or independent accountant, the Receiving Party shall provide the person to whom such disclosure is made with a copy of this Agreement.

         Section 3.3 No Solicitation. Each Party agrees that without the other Party's prior written consent, neither such Party nor any of its affiliates will solicit for employment, employ or otherwise contract for or solicit the services of any person who is now employed by the other Party, for a period of one year from the Effective Date, provided that this paragraph shall not apply to general commercially published solicitations for employment by a Party or responses thereto by employees of the other Party or to the hiring of employees as contemplated by the definitive agreements pursuant to which this Agreement was executed.

          Section 3.4 Required Disclosure. In the event the Receiving Party or its Representatives are requested or required in a judicial, administrative or governmental proceeding to disclose any Confidential Information, the Receiving Party shall cooperate with the Disclosing Party and provide it with prompt notice of any such request so that the Disclosing Party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or its Representatives are nonetheless, in the opinion of the Receiving Party's attorneys, legally required to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other penalty, the Receiving Party may disclose such information to such tribunal without liability hereunder, provided that the Receiving Party complies with the notice provisions of this paragraph.

          Section 3.5 Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall promptly, and in any event upon request by the Disclosing Party, deliver to the Disclosing Party all Confidential Information, including all written and electronically stored copies. Neither the Disclosing Party nor its Representatives will retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information. At the Disclosing Party's request, all documents,

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memoranda,  notes and other such writings prepared by the Receiving Party or its
Representatives based on the information in the Confidential Information, or which quote from or summarize any Confidential Information, will be destroyed as soon as reasonably practicable, and such destruction shall be certified in writing to the Disclosing Party by an authorized officer of the Receiving Party supervising the destruction.

          Section 3.6 Remedies for Breach. The Parties acknowledge that a breach of the covenant of confidentiality contained in this Agreement may result in irreparable and continuing damage to the Disclosing Party for which there will be no adequate remedy at law. In the event of any breach of this Agreement, the Receiving Party agrees that the Disclosing Party shall be entitled to seek and obtain specific performance of this Agreement by the Receiving Party, including, upon making the requisite showing that it is entitled thereto, provisional injunctive relief restraining the Receiving Party from committing such breach, in addition to such other and further relief, including monetary damages, as provided by law.

                                   ARTICLE IV
                       TRADE SECRET AND PROPRIETARY RIGHTS

         Section 4.1 No Rights to Software. Notwithstanding any use by INSpire Claims of any proprietary computer software programs in the performance of the Services, neither this Agreement nor the performance of any Services hereunder will be construed as a grant of a license or any other interest in or to INSpire Claims' computer software programs. Further, this Agreement grants to Customer no right to possess or reproduce, or any other interest in, any of the computer software programs used in the performance of all or any part of the Services or their specifications in any tangible or intangible medium. Customer may not mortgage, hypothecate, sell, assign, pledge, lease, transfer, license or sublicense any computer software programs used in the performance of all or any part of the Services, nor allow any person or entity to transmit, copy or reproduce any such computer software programs. In the event Customer comes into possession of the computer software programs used in the performance of all or any part of the Services, Customer will immediately notify INSpire Claims and return such computer software programs and all copies of any kind thereof to INSpire Claims.

         Section 4.2 Nondisclosure. Other than Customer's employees who need access to computer software programs for the performance of their duties, Customer covenants and agrees not to disclose or otherwise make available to any person any computer software programs used in the performance of all or any part of the Services. Customer agrees to take all reasonable steps necessary to obligate each of its employees who is given access to such computer software programs to a level of care sufficient to protect the computer software programs from unauthorized disclosure.

         Section 4.3 Survival. THE OBLIGATION OF THE PARTIES UNDER THIS ARTICLE AND ARTICLE III WILL CONTINUE AFTER THIS AGREEMENT EXPIRES OR IS TERMINATED.

                                    ARTICLE V
                                   TERMINATION

         Section 5.1 Termination of Agreement. This Agreement may be terminated prior to the Expiration Date only as follows:

                  (a) by the non-breaching Party upon a breach by the other Party of its duties or obligations under this Agreement; provided, however, that
(i) such breach remains substantially uncured within 30 days after written notice specifying such breach is received by the breaching Party, or (ii) with respect to a breach that cannot be reasonably cured within a 30-day period, should the defaulting party fail to proceed within 30 days after written notice specifying the breach to commence curing the default and thereafter fail to proceed with all reasonable diligence to cure substantially the default;

                  (b) by a Party in the event (i) the other Party makes a general assignment for the benefit of creditors, (ii) the other Party files a voluntary petition in bankruptcy or petitions for reorganization or similar arrangement under the bankruptcy laws, excepting the Bankruptcy Case, (iii) a petition in bankruptcy is filed against the other Party by a third party and such petition is not dismissed within ninety days of its filing date, (iv) a receiver or trustee is appointed for all or any part of the property and assets of the other Party, or (v) the Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code;

                  (c) by Customer, upon commission by INSpire Claims of fraud, criminal conduct or willful violation of an insurance statute or regulation, if said conduct by INSpire Claims has a material adverse effect on Customer's ability to engage in business. This paragraph does not apply to conduct by INSpire Claims' employees who are not acting at the direction of INSpire Claims; or

                  (d) by INSpire Claims if Customer's Written Premium falls below $20,000,000 on an annual basis.

         Section 5.2 Procedure Upon Expiration or Termination. Upon expiration or termination of this Agreement:

                  (a) Customer may (i) assume control of such open claim files as Customer may elect, in which case INSpire Claims will take all reasonable steps necessary to effect the orderly transfer of such claims files so that Customer's liability for claims or allocated loss adjustment expenses is not incurred, or (ii) require INSpire Claims to continue to administer to a conclusion such open claim files as Customer may elect, in which case Customer will pay INSpire Claims a reasonable fee on a time and materials basis reasonably established by INSpire Claims;

                  (b) INSpire Claims will promptly return to Customer any policies, forms or other supplies imprinted with Customer's name, regardless of who incurred the cost for same as well as all files and documents regarding Customer's policies and claims;

                  (c) INSpire Claims will provide promptly to Customer, without charge, a tape backup of all data files. Further, for a reasonable fee on a time and materials basis, INSpire Claims will provide to Customer the personnel necessary to assist with the records layout and file structures of the data files such that these records and data files can be transferred to a new data base designated by Customer. In the event that termination is as a result of a breach by INSpire Claims, Customer shall have the right to maintain and process claims arising on its policies on INSpire Claims' then current software systems for a period of six months so that Customer can effect an orderly transfer of its business to a new processing system; provided that Customer shall pay all third party maintenance, license and other fees in order to do so;

                  (d) Such expiration or termination will not in any way limit, restrict or relieve any Party of liability for any breach of this Agreement; and

                  (e) The automatic stay under the Bankruptcy Code will not in any way limit or restrict Customer from exercising its rights or remedies upon expiration or termination of this Agreement.

                                   ARTICLE VI
                      REMEDIES AND LIMITATION OF LIABILITY

         Section 6.1       Indemnification of the Parties.

                  (a) Each Party (the "Indemnitor") will indemnify, defend, and hold harmless the other Party (the "Indemnitee") from and against any arbitration award, claim, cost, damage, demand, expense, fine, liability, lawsuit, obligation, payment or penalty of any kind or nature whatsoever, including any reasonable attorneys' fees and expenses (a "Claim") incurred by the Indemnitee that arises out of or directly relates to the Indemnitor's performance or breach of this Agreement. Upon an Indemnitee's request, the Indemnitor will indemnify the Indemnitee's directors, employees, officers, agents, attorneys, representatives and shareholders to the same extent as such Indemnitee. No such person, however, will be a third party beneficiary of the indemnification provision set forth in this Agreement. To the extent that a Indemnitee requests the Indemnitor to indemnify such party's representatives, the Indemnitee will cause its representatives to comply with the indemnification provisions and abide by the indemnification limitations set forth in this Agreement.

                  (b) Customer hereby fully and irrevocably waives, releases and discharges all existing and potential claims, awards, costs, demands, expenses, liabilities, fines, balances, payments, demands for payment or rights that Customer may have against INSpire Claims and INSpire Insurance, which in any way relate to or arise from the services rendered by INSpire Claims and INSpire Insurance under the Claims Administration Agreement and the Claims Management Agreement, except for claims for indemnification arising from INSpire Claims' negligent handling of claims under Customer's policies prior to the Effective Date of this Agreement. INSpire Claims and INSpire Insurance hereby fully and irrevocably waive, release and discharge all existing and potential claims, awards, costs, demands, expenses, liabilities, fines, balances, payments, demands for payment or rights INSpire Claims and INSpire Insurance may have against Customer, which in any way relate to or arise from the services rendered by INSpire Claims and INSpire Insurance under the Claims Administration Agreement and the Claims Management Agreement, except for (i) claims for indemnification arising from Customer's negligent handling of claims under its own policies on or after the Effective Date of this Agreement, and (ii) any amounts owed to INSpire pursuant to the Claims Administration Agreement and the Claims Management Agreement for services rendered by INSpire from April 1, 2002 until the Effective Date. INSpire Claims will indemnify, defend and hold Customer harmless from liability for negligent claims handling prior to the Effective Date, unless the claims were handled in compliance with the direction of Customer or the insurer. Customer will indemnify, defend and hold INSpire Claims harmless for Customer's negligent claims handling, unless the claims were handled in compliance with the direction of the insurer.

         Section 6.2 Limitations of Liability. INSpire Claims and INSpire Insurance will not be liable for any damages or indemnification under this Agreement arising out of any handling of any claims under Customer's policies where bad faith is alleged (the "Bad Faith Claims") (a) except to the extent such Bad Faith Claim arises out of or is directly related to INSpire Claims' and INSpire Insurance negligence, gross negligence or willful misconduct in the performance of the Services; provided, however, that INSpire Claims and INSpire Insurance will have no liability hereunder in connection with any action, or any failure to take an action, taken at the direction of Customer, (b) until the amount of the aggregate of all Bad Faith Claims for damages and indemnification for which INSpire Claims and INSpire Insurance would otherwise be responsible exceeds $50,000 in any particular calendar year (the "Deductible") and then INSpire Claims and INSpire Insurance will only be responsible for the amount in excess of the Deductible, and (c) to the extent that the aggregate amount of such Bad Faith Claims exceed $5,000,000 in the aggregate.

         Section 6.3 Limitation Acknowledgement. Each Party expressly acknowledges that the limitations set forth in this Article VI represent the express agreement of the Parties with respect to the allocation of risks between the Parties, including the level of risk to be associated with the performance of the Services as related to the amount of the payments to be made to INSpire Claims for such Services, and each party fully understands and irrevocably accepts such limitations.

         Section 6.4 Notice of Claim. Any award of damages or indemnification pursuant to this Agreement is conditioned upon the Indemnitor having received full and prompt notice in writing of the Claim and the Indemnitee allowing the Indemnitor to fully direct the defense or settlement of such Claim; provided, however, that the failure to receive prompt notice relieves the Indemnitor of its obligations under this Article only if the Indemnitor is materially prejudiced by the failure to receive such notice. The Indemnitor will not be responsible for any settlement or compromise made without its consent.

                                   ARTICLE VII
                       ARBITRATION AND EQUITABLE REMEDIES

         Section 7.1 Settlement Meeting. The Parties will attempt in good faith to resolve promptly through negotiations any dispute under this Agreement. If any such dispute should arise, the Parties, will meet at least once to attempt to resolve the matter (the "Settlement Meeting"). Any Party may request the other Parties to attend a Settlement Meeting at a mutually agreed time and place within ten days after delivery of a notice of a dispute. The occurrence of a Settlement Meeting with respect to a dispute will be a condition precedent to seeking any arbitration or judicial remedy, provided that if a Party refuses to attend a Settlement Meeting the other Parties may proceed to seek such remedy.

         Section 7.2 Arbitration Proceedings. If the Parties have not resolved a monetary dispute at the Settlement Meeting any Party may submit the matter to arbitration. A panel of three arbitrators will conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) and the Commercial Arbitration Rules of the American Arbitration Association (the "Arbitration Rules"). The decision of a majority of the panel will be the decision of the arbitrators.

                  (a) Arbitration Notice. To submit a monetary dispute to arbitration, a Party will furnish the other Parties and the American Arbitration Association with a notice (the "Arbitration Notice") containing (i) the name and address of such Party, (ii) the nature of the monetary dispute in reasonable detail, (iii) the Party's intent to commence arbitration proceedings under this Agreement, and (iv) the other information required under the Federal Arbitration Act and the Arbitration Rules.

                  (b) Selection of Arbitrators. Within ten days after delivery of the Arbitration Notice, each Party will select one arbitrator from the list of the American Arbitration Association's National Panel of Commercial Arbitrators. Within ten days after the selection of the last of those two arbitrators, those two arbitrators will select the third arbitrator from such list. If the first two arbitrators cannot select a third arbitrator within such ten-day period, the American Arbitration Association will select such third arbitrator from the list. Each arbitrator will be an individual not subject to disqualification under Rule No. 19 of the Arbitration Rules with experience in settling complex litigation involving the insurance industry.

                  (c) Arbitration Final. The arbitration of the matters in controversy and the determination of any amount of damages or indemnification will be final and binding upon the Parties to the maximum extent permitted by law, provided that any Party may seek any equitable remedy available under Law as provided in this Agreement. This agreement to arbitrate is irrevocable.

         Section 7.3 Place of Arbitration. Any arbitration proceedings will be conducted at such neutral location outside of the States of California and Texas as the Parties may agree. If a neutral location cannot be agreed to by the parties, then the arbitration proceedings will be held in Albuquerque, New

Mexico. The arbitrators will hold the arbitration proceedings within 60 days after the selection of the third arbitrator.

         Section 7.4 Discovery. During the period beginning with the selection of the third arbitrator and ending upon the conclusion of the arbitration proceedings, the arbitrators will have the authority to permit the Parties to conduct such discovery as the arbitrators consider appropriate.

         Section 7.5 Equitable Remedies. Notwithstanding anything else in this Agreement to the contrary, after the Settlement Meeting a Party will be entitled to seek any equitable remedies available under law. Any such equitable remedies will be in addition to any damages or indemnification rights that such Party may assert in an arbitration proceeding.

         Section 7.6 Judgments. Any arbitration award under this Agreement will be final and binding. Any court having jurisdiction may enter judgment on such arbitration award upon application of a Party.

         Section 7.7 Expenses. If any Party commences arbitration proceedings or court proceedings seeking equitable relief with respect to this Agreement, the prevailing Party in such arbitration proceedings or case may receive as part of any award or judgment reimbursement of such Party's reasonable attorneys' fees and expenses to the extent that the arbitrators or court considers appropriate.

         Section 7.8 Cost of the Arbitration. The arbitrators will assess the costs of the arbitration proceedings, including their fees, to the Parties in such proportions as the arbitrators consider reasonable under the circumstances.

         Section 7.9 Exclusivity of Remedies. To the extent permitted by law, the arbitration and judicial remedies set forth in this Article will be the exclusive remedies available to the Parties with respect to any dispute under this Agreement or claim for damages or indemnification under this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 Amendment. No amendment of this Agreement will be effective unless in writing signed by the Parties.

         Section 8.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original agreement, but all of which will constitute one and the same agreement.

         Section 8.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter of this Agreement.

         Section 8.4 Expenses. Each Party will bear its own expenses with respect to the negotiation and preparation of this Agreement.

         Section 8.5 No Assignment. No Party may assign its benefits or delegate its duties under this Agreement without the prior consent of the other Party. Any attempted assignment or delegation without such prior consent will be void. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to a purchaser of all the assets or equity of such Party without the other Party's consent, and any such purchaser and any subsequent purchasers of all of the assets or equity of such Party may similarly assign such rights.

         Section 8.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and no other Person will have any right, interest, or claim under this Agreement.

         Section 8.7 Notices. All claims, consents, designations, notices, waivers, and other communications in connection with this Agreement will be in writing. Such claims, consents, designations, notices, waivers, and other communications will be considered received (a) on the day of actual transmittal when transmitted by facsimile with written confirmation of such transmittal, (b) on the next business day following actual transmittal when transmitted by a nationally recognized overnight courier, or (c) on the third business day following actual transmittal when transmitted by certified mail, postage prepaid, return receipt requested; in each case when transmitted to a Party at its address set forth below (or to such other address to which such Party has notified the other, Parties in accordance with this Section to send such claims, consents, designations, notices, waivers, and other communications):

INSpire Claims and INSpire:                   Attn: Chief Executive Officer
                                              INSpire Claims Management, Inc./
                                              INSpire Insurance Solutions, Inc.
                                              300 Burnett Street
                                              Fort Worth, Texas 76012
                                              Phone: 817-348-3999
                                              Fax: 817-348-3787

         with a copy to:                      Mr. Steve Leshin
                                              Jenkens & Gilchrist, P.C.
                                              1445 Ross Avenue, Suite 3200
                                              Dallas, Texas 75202
                                              Phone:  214-855-4500
                                              Fax:  214-855-4300

Customer:                                      Attn: Chief Executive Officer
                                               Arrowhead Claims Management, Inc.
                                               501 West Broadway, Suite 790
                                               San Diego, California 92101
                                               Phone: 619-744-5007
                                               Fax: 619-744-8764

         Section 8.8 Public Announcements. The Parties will agree on the terms of any press releases or other public announcements related to this Agreement, and will consult with each other before issuing any press releases or other public announcements related to this Agreement; provided, however, that any Party may make a public disclosure if in the opinion of such Party's counsel it is required by law or the rules of any applicable stock exchange or dealer quotation system to make such disclosure. The Parties agree, to the extent practicable, to consult with each other regarding any such public announcement in advance thereof. The Parties may, however, include the other Party on any general customer lists or in presentations that include a list of current customers.

         Section  8.9   Representation  by  Legal  Counsel.   Each  Party  is  a
sophisticated entity that was advised by experienced legal counsel and other advisors in the negotiation and preparation of this Agreement.

         Section 8.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction. In addition, any such prohibited or unenforceable provision will be given effect to the extent possible in the jurisdiction where such provision is prohibited or unenforceable.

         Section 8.11 Successors. This Agreement will be binding upon and will inure to the benefit of each Party and its heirs, legal representatives, permitted assigns, and successors, provided that this Section will not permit the assignment or other transfer of this Agreement, whether by operation of law or otherwise, if such assignment of other transfer is not otherwise permitted under this Agreement.

         Section 8.12 Time of the Essence. Time is of the essence in the performance of this Agreement and all dates and periods specified in this Agreement.

         Section 8.13 Waiver. No provision of this Agreement will be considered waived unless such waiver is in writing and signed by the Party that benefits from the enforcement of such provision. No waiver of any provision in this Agreement, however, will be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision. In addition, a waiver of any breach or a failure to enforce any term or condition of this Agreement will not in any way affect, limit, or waive a Party's rights under this Agreement at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

         Section 8.14 Force Majeure. The Parties will not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of Services resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable materials, labor or transportation or any similar cause beyond the reasonable control of the Parties.

         Section 8.15 Attorneys' Fees. In the event of any action, arbitration, claim, proceeding or suit between Customer and INSpire Claims seeking enforcement of any of the terms and conditions of this Agreement, the prevailing party in such action, arbitration, claim, proceeding or suit will be awarded its reasonable costs and expenses, including its court costs and reasonable attorneys' fees.

         Section 8.16 Relationship of the Parties. The Parties are independent contractors of one another, and there should be no instance in which they should be construed as partners or joint venturers.

         Section 8.17 Drafting. Neither this Agreement nor any provision contained in this Agreement will be interpreted in favor of or against either Party because such Party or its legal counsel drafted this Agreement or such provision. No prior draft of this Agreement or any provision contained in this Agreement will be used when interpreting this Agreement or its provisions.

         Section 8.18 Headings. Article and section headings are used in this Agreement only as a matter of convenience and will not have any effect upon the construction or interpretation of this Agreement.

         Section 8.19 Condition of Bankruptcy Court Approval. This Agreement is expressly conditioned upon INSpire Claims and INSpire Insurance obtaining a final order from the Bankruptcy Court in the Bankruptcy Case approving (i) this Agreement, as well as the Policy Processing and Administration Agreement, the
Sublease, the Asset Purchase Agreement, the Software License Agreement, the Professional Services Agreement and the Comprehensive Preferred Escrow Agreement concurrently entered into between members of the INSpire Group and the Arrowhead Group, all without amendment or modification, unless such amendment or modification is approved in writing by all of the Parties, within forty-five
(45) days after the date this Agreement is entered into; and (ii) the termination of the Claims Administration Agreement and the Claims Management Agreement. The final order of the Bankruptcy Court shall be in a form and substance acceptable to Customer. This Agreement shall be implemented by the Parties on a date mutually agreed to by the Parties, but no later than five days after the Effective Date. If the final order from the Bankruptcy Court is not obtained within the time specified, this Agreement and all of its terms and provisions are and shall be null and void and of no force or effect whatsoever.

         Section 8.20 Termination of Claims Administration Agreement and the Claims Management Agreement. INSpire Insurance, INSpire Claims and Customer do hereby agree to terminate, and do terminate, the Claims Administration Agreement and the Claims Management Agreement as of the Effective Date.



                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by a duly authorized officer as of the Signing Date.

INSPIRE INSURANCE SOLUTIONS, INC.,
a Texas corporation, debtor and debtor-in-possession


By:
   ---------------------------------------------------
         Richard Marxen, President & CEO


INSPIRE CLAIMS MANAGEMENT, INC.,
a Delaware corporation, debtor and debtor-in-possession


By:
   ----------------------------------------------------
         Richard Marxen, President & CEO


ARROWHEAD CLAIMS MANAGEMENT, INC.,
a California corporation


By:
   ----------------------------------------------------
         Kevin McDonald, President & CEO

Schedule 1.1 - Services

         During the Term, and in accordance with the guidance and direction provided by Customer, INSpire Claims will provide all the Claims Administration Services and general management services specified in paragraph 1 of this Schedule for the policies written by or through Customer for the authorized Personal Property products, carriers and states identified in paragraph 2 of this Schedule 1.1.

1.       Services--Claims Administration

         (a) INSpire Claims agrees to investigate, evaluate, and handle each claim reported according to applicable state law, the terms and conditions of the policy and any written standards provided by Customer. INSpire Claims will not have any authority to alter or discharge any policy or waive any policy provision or condition. INSpire Claims' services will include, generally, the prompt and diligent management, processing, investigating, adjusting, and reasonable settlement of claims, the extension or denial of coverage, the assessment and appraisal of personal injuries and physical damage, retention of experts when necessary, and the pursuit and collection of subrogation and salvage recoveries. Such services may also include like services identified by Customer (and accepted by INSpire) as services provided by Customer to carriers as of the Signing Date.

         (b) Loss reporting will be by toll free access provided to insureds and agents.

         (c) Coverage will be verified on all cases.

         (d) INSpire Claims will administer the appraisal/assessment process and will use in this endeavor a combination of staff and vendor, adjusters, and appraisers.

         (e)  INSpire   Claims  will  perform  all   reasonable   and  necessary
administrative and clerical work in connection with claim or loss reports.

         (f) INSpire Claims will establish and maintain a claim filed for each reported claim or loss with a copy of the policy for each reported claim. The claim file will have a daily activity log that will be reviewable at any and all reasonable times by Customer subject to the provisions of the Agreement.

         (g) Upon receipt by INSpire Claims of a demand for arbitration of an uninsured motorist claim which cannot be resolved by negotiation, or upon receipt by INSpire Claims of notice that litigation has been filed concerning a claim, INSpire Claims will promptly deliver to Customer the original claim file, notes and photographs, which material will be returned to INSpire Claims at the conclusion of the arbitration or litigation. All expenses incurred after referral, including attorneys' fees, will be the responsibility of Customer.

         (h) INSpire Claims will record and report each claim promptly to Customer with a recommended reserve. INSpire Claims will, within two (2) business days after the occurrence of the event when said two (2) business days is reasonable, report to and consult with Customer's designated representative with respect to any of the following:

                  (i) Any loss or claim resulting in legal action being instituted against INSpire Claims or Customer;

                  (ii) Any loss or claim causing a complaint to be filed with any regulatory authority;

                  (iii) Any inquiry from any regulatory authority, including but not limited to any insurance department, with respect to any claim or claims, even if no complaint causes such inquiry;

                  (iv) Any claim INSpire Claims deems appropriate to deny policy coverage or involves a Coverage dispute unless otherwise directed by Customer;

                  (v) Any claim which is likely to result in payment(s) in excess of the lesser of (A) fifty thousand dollars ($50,000), (B) an amount established by the appropriate Department of Insurance, (C) above the policy limits, or (D) an amount that Customer is required to report to one of its carriers. Customer is responsible for informing INSpire Claims in writing as to the carriers and amounts required to be reported. In the event of such claim, INSpire Claims will forward a copy of the claim filed to Customer at its request;

                  (vi) Any claim open for more than six months, or involves an allegation of extra contractual obligations;

                  (vii) Any claim involving a fatality, amputation, spinal cord or brain damage, loss eyesight, extensive burns, poisoning, or multiple fractures; or

                  (viii) Any claim involving a minor.

         (i) Within five business days after the end of each calendar month, INSpire Claims will provide monthly, year-to-date and inception-to-date reports on all claims activity, including new claims, claims closed without payment, and changes to outstanding reserves as of the date reported, all reported by accident year, calendar year and policy year. The claim reports will include:

                  (i) Information and statistical data (A) required by Insurance Services Office ("ISO"), and (B) necessary for Customer to prepare any reports required by the National Association of Insurance Commissioners, or (C) other reports reasonably requested by Customer. When appropriate, filings will be made directly with the above entities;

                  (ii) Loss runs with paid claims and outstanding reserves remaining at the end of each monthly report period, categorized as indemnity, medical payment, or loss adjustment expense, plus any other information required by the annual statement instructions or state regulatory agencies;

                  (iii) Check Registers;

                  (iv) Large loss  listing  for claims  exceeding  amounts to be
         mutually  agreed  upon  by  Parties,   including  cumulative  paid  and
         outstanding reserves as of month end; and

                  (v) Aggregate loss runs (on a paid and incurred basis) by policy.

         (j) INSpire Claims will prepare checks and vouchers, compromises, releases, agreements and any other documents reasonably necessary to finalize and close claims on forms approved by Customer. INSpire Claims will issue payments of claims and allocate loss adjustment expenses only on checks of, and as authorized by, Customer.

                  (i) For purposes of settling claims and paying claim related expenses, Customer has agreed to establish, maintain and fund a separate bank account from which INSpire Claims may draw against as hereinafter set forth (the "Claim Account").

                  (ii) Customer agrees to deposit additional funds into the Claim Account on a weekly basis if necessary to maintain it at a level sufficient to allow INSpire Claims to carry out its obligations under this Agreement. INSpire Claims will regularly provide information and estimates to Customer to enable Customer to maintain the Claim Account at an appropriate level. Customer will provide to INSpire Claims such information as is necessary for INSpire Claims to draw checks on the Claim Account.

                  (iii) INSpire Claims hereby covenants that any check it prepares will be signed and issued only in accordance with the procedures adopted by Customer. Any check prepared by INSpire and drawn on the Claim Account will be signed by two authorized individuals.

                  (iv) INSpire Claims will maintain a daily register of checks drawn on the Claim Account for each loss payment (the "Claim Register"). INSpire Claims will provide Customer access to this information. The Claim Register will include, for each claim and/or claimant, the claim number, policy number, loss date, the name of the payee, the date and check number of the disbursement, and the amount and type or purpose of the payment (i.e. indemnity, loss adjustment expense, etc.). INSpire Claims will forward a copy of the Claim Register to Customer on a monthly basis.

                  (v) INSpire Claims will promptly deposit any monies collected through salvage and subrogation to the Claim Account, and maintain a register of all such collections and deposits (the "Salvage and Subrogation Register"). The Salvage and Subrogation Register will include, but will not be limited to, the following information: date of deposit, date of receipt of funds, the claim number, the payer, and the amount and purpose of such payment.

                  (vi) INSpire Claims will provide access to the information necessary for Customer to reconcile the Claim Register and the Salvage and Subrogation Register to the Claim Account on a monthly basis.

         (k) Service Standards and claims documentation will be to standards set by Customer and agreed to by INSpire Claims. At a minimum, INSpire Claims will be in compliance with all state regulations dealing with the adjusting and handling of claims. INSpire Claims' own procedures and Customer's reasonable written directives. INSpire Claims will periodically review the development of the claims handling procedures with Customer to identify problems and recommend corrective action.

         (l) INSpire Claims will diligently pursue and prosecute Customer's salvage and subrogation rights relating to any losses. INSpire Claims will use reasonable efforts to collect and deposit funds arising from the enforcement of such rights into the Claim Account. INSpire Claims will report monthly on salvage/subrogation receipts.

         (m) INSpire Claims will (i) investigate suspected fraud as appropriate,
(ii) provide monthly reports of the effectiveness of its anti-fraud program to Customer, and (iii) prepare the reports required by any state insurance commission.

2.  The Personal Property Products, Carriers and States Authorized for Services

State            Plan #          Product          Carrier
-------------------------------------------------------------------------
AL                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
AZ                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
CA                 14            Motorcycle       Clarendon National
-------------------------------------------------------------------------
CA               15-16           DIC              Clarendon National
-------------------------------------------------------------------------
CA             17-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
CA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
CA            27-29, 35,36       DP3              Clarendon National
-------------------------------------------------------------------------
CA                 31            HO4              Clarendon National
-------------------------------------------------------------------------
CA                 32            HO6              Clarendon National
-------------------------------------------------------------------------
CA             17-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
CT               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
CT                 31            HO4              Clarendon National
-------------------------------------------------------------------------
CT                 32            HO6              Clarendon National
-------------------------------------------------------------------------
CT               33, 34          Pref HO4/6       Clarendon National
-------------------------------------------------------------------------
DE               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
DE                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
FL                 21            Mobile Home      LION
-------------------------------------------------------------------------
GA               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
LA               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
LA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
LA                 24            DP1              Clarendon National
-------------------------------------------------------------------------
MD               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MD                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
ME               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MS               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
MS                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
NH               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
NJ               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
NM                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
NY             18-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
NY               31,33           HO4              Clarendon National
-------------------------------------------------------------------------
NY               32,34           HO6              Clarendon National
-------------------------------------------------------------------------
OR                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
PA                 14            Motorcycle       Clarendon National
-------------------------------------------------------------------------
PA                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
RI               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
SC               18-20           HO3              Clarendon National
-------------------------------------------------------------------------
SC                 21            Mobile Home      Clarendon National
-------------------------------------------------------------------------
VA             18-20, 22         HO3              Clarendon National
-------------------------------------------------------------------------
VA               31,33           HO4              Clarendon National
-------------------------------------------------------------------------
VA               32,34           HO6              Clarendon National
-------------------------------------------------------------------------
CA               18-20           HO3              Srius America
-------------------------------------------------------------------------
CA                 50            BOP              HUDSON
-------------------------------------------------------------------------
CA                 55            Umbrella         RLI
-------------------------------------------------------------------------

Schedule 1.3(f) - Penalty Provisions and Payments for INSpire Claim's failure to meet Service Levels

The following penalties will apply should INSpire Claims fail to meet the individual Service Levels set forth in Schedule 2.1 to the Claims Administration Agreement. Each Penalty numbered below will constitute the penalty to INSpire for failing to meet the same numbered Service Level on Schedule 2.1:

1.       $5 per occurrence.

2.       $5 per occurrence.

3.       $10 for each incomplete Suspense item beyond 10 calendar days.

4.       $500 per day.

5.       $500 per day.

6.       $1,000 per week.

7.       $10 per occurrence.

8.       $5 per occurrence.

9.       $20 per occurrence.

10.      $5 per occurrence.

11.      $20 per occurrence.

12.      $5 per occurrence.

13.      5% reduction of the Claims Administration Fee for the following month.

14.      $10 per occurrence.

15.      $5 per occurrence.

16.      $5 per occurrence.

17.      5% reduction of the Claims Administration Fee for the following month.

18.      $5 per occurrence.

19.      $5 per occurrence.

20.      $5 per day of late delivery.

21.      $5 per occurrence.

22.      $1 per day of late delivery.

23.      $5 per day of late delivery.

24.      No Penalty.  This is a good faith commitment.

25.      $1 per day of late delivery.

26.      $200 per day.

Schedule 2.1 - Service Levels for the Claims Administration of Personal Property Policies

      1. All claims reported will be assigned to an adjuster within one business day of receipt of first notice of loss by INSpire.

      2. Adjusters will contact, or document an attempt to contact the claimant and insured in the claim file within one business day after assignment. In the event a contact is not made within one business day, a further attempt will be made by the adjuster to contact the claimant and insured every day thereafter until contact is made and such attempt will be documented in the claim file. In addition, a letter will be sent to the claimant after three business days if no contact is made.

      3. All suspense/diary lists will remain current, meaning suspensed or diaried items will be worked on the suspense or diary date.

      4. The First Notice of Loss Unit will answer 85% of the calls within 60 seconds or less.

      5. The First Notice of Loss Unit will answer 95% of the calls within 120 seconds.

      6. The First Notice of Loss Unit will have an average weekly call abandonment rate of less than 5%.

      7. Ten-day (calendar days) initial supervisory file reviews will be completed and documented in every claims file.

      8. Thirty-day (calendar days) case reviews will be completed and documented in every claims file.

     9. Initial reserves, as agreed upon between INSpire and customer, will be set up on all new claims reported within two business days of First Notice of Loss.

     10. All reserves will subsequently be adjusted within three business days of the adjuster gaining information that supports a reserve change. This will include all claims where a reserve is no longer warranted.

     11. Local or Independent Field Adjusters will be assigned within three business days of First Notice of Loss on all claims where the damage has been assessed to be $3,000 or greater. Independent Adjusters will be retained on all such claims over $3,000 when a local adjuster is unable to investigate the claim. INSpire will follow-up with all Independent Adjusters within two business days following their appointment and again within six business days if no status report is received by that time. All contacts with Field Adjusters will be documented in the claim file.

     12. Subrogation will be properly addressed on all claims and will be evident by documentation contained in the claims file within five business days of assignment to an adjuster. Subrogation referral sheets are required to be in all claims files if subrogation potential is found. All subrogation referrals will be sent to a subrogation specialist within two business days of subrogation potential being identified.

     13. Ten assignments to independent contractors, adjusters and staff adjusters will be reinspected each month. The results of all reinspections will be reported to customer within thirty (30) days after the close of each calendar month.

     14. Reservation of Rights letters will be completed and sent, one copy via certified mail and another copy via regular mail, with a copy placed in the claim file, on the following types of claims 100% of the time:

         a. All claims where the initial notice of loss reflects that the policy may not have been in force at the time of loss;
         b. All claims where the loss may be excluded due to the conduct of the Insured (intentional act, unlawful act, etc.);
         c. All claims where coverage is in question;
         d. Delayed reporting of the loss by the Insured after the Insured has become aware of the loss resulting in the expansion of the scope of the loss;
         e. Non-co-operation of the Insured that jeopardizes the settlement investigation; and
         f. Failure to comply with policy conditions.

     15. All non-weather related losses within the first thirty (30) days of the policy period, all fire losses, all theft losses, all multiple claims will be sent to the special investigations unit (SIU) within three business days of First Notice of Loss 100% of the time.

     16. All large losses that exceed $25,000 are to be provided to Customer within two business days after establishment of the reserve 100% of the time.

     17. During the last week of each calendar month, INSpire will perform a Dangling Reserve Study, the scope of which will be mutually agreed upon between the Parties, and the results of which will be provided to Customer within ten
(10) days after the end of each calendar month.

     18. Police reports and affidavits of theft are required on 100% of theft claims and are to be present in the claims file, unless a supervisor authorizes payment, in which case documentation for the exception must be present in file.

     19. All claims checks will be issued and mailed to the appropriate party within two business days of a payment being determined.

     20. INSpire will provide high level, non-binding cost and time estimates of system modifications within ten (10) working days of an inquiry by Customer in order for Customer to determine the cost/benefit and feasibility of changes.

     21. Risk Reports, the scope of which will be mutually agreed to by the Parties, will be completed, placed in the claims file and forwarded to INSpire's Policy Processing and Administration department on the following types of losses:

         a.       Theft losses (two or more or questionable within three years);
         b.       Fire losses ($5,000 or more damage);
         c.       Dog bite losses;
         d.       Habitual claims (more than two claims in last three years);
         e.       Poor risk conditions (both dwelling and premises); and
         f. Red Flag claims (those that are highly suspicious, deliberate actions, failure to cooperate by insured, etc.)

     22. All inquiries from regulatory bodies will be answered within the time set by the regulatory body.

     23. All Coverage questions will be resolved (i.e. a determination will be made) within fifteen (15) business days of the report of loss.

     24. All telephone calls requiring a call back will be returned within one business day.

     25. All written correspondence requiring a response will be answered promptly and no later than fifteen (15) calendar days of receipt.

     26. Claims Call Center Services - These services will be provided by INSpire from 8:00 a.m. to 5:30 p.m., Monday through Friday, for California personal property insureds and claimants and from 6:00 a.m. to 5:30 p.m., Monday through Friday, for insureds and claimants located outside of California, utilizing toll-free 1-800 inbound telephone service. Times stated are Pacific Standard Times. An after-hour answering service will be provided for after-hour calls Monday through Friday, Saturdays, Sundays and Holidays.